Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 1, 2021 (the “Effective Date”) is entered into by and between Nxt-ID, a Delaware corporation (the “Company”), and Vincent S. Miceli (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

W I T N E S S E T H:

WHEREAS, Company has employed Executive as Chief Financial Officer and Chief Executive Officer since September 17, 2019;

WHEREAS, Company and the Executive desire to formalize the employment relationship that has existed between Company and the Executive since September 17, 2019 by means of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Definitions. As used in this Agreement:

1.1        The term “Board” means the Board of Directors of the Company.

1.2        The term “Business Day” means any day other than a Saturday or Sunday or a day on which banks are not open for business in Oxford, Connecticut.

1.3        The term “Compensation Committee” shall mean the Company’s Compensation Committee of the Board.

1.4        The term “Competitive Business” shall mean any business which provides technology products or services for healthcare applications.

1.5        The term “Fiscal Year” shall mean the Company’s fiscal year, being the twelve month period ending on December 31st of each year.

2.                  Employment.

2.1       Title. The Executive shall serve as the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer and agrees to perform services for the Company and such other affiliates of the Company, including Logicmark, LLC, as described herein.

2.2       Term. The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed for a term commencing on the Effective Date through and until December 31, 2021 (the “Initial Term”). After the Initial Term, if the Executive has achieved the objectives for 2021 as reasonably set by the Board and Executive, the term of this Agreement shall be automatically renewed for an additional Term through December 31, 2022, and any number of additional periods (each a “Renewal Term”), upon such terms and conditions as mutually agreed to by them. Executive’s employment hereunder may be earlier terminated in accordance with Section 5. The period of time between the Effective Date and the termination of Executive's employment hereunder shall be referred to herein as the “Employment Term.”

2.3       Duties and Responsibilities. The Executive shall report to the Board and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the Board. Such duties shall include, without limitation, those set forth in Schedule 1 annexed hereto. Executive shall serve as the Chairman of the Board, and be entitled to vote on such matters as come before the Board, unless otherwise excused in accordance with the Company’s bylaws.

2.4       Performance of Duties. During the term of the Agreement, except as otherwise approved by the Board or as provided below, the Executive agrees to devote his full business time, effort, skill and attention to the affairs of the Company and its affiliates, to use his best efforts to promote the interests of the Company, and to discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:

(1)       serving as a director, or a member of a committee of the board of directors of any company or organization, if serving in such capacity does not involve any conflict with the business of the Company or any of its affiliates and such other company or organization is not engaged in a Competitive Business;

(2)                 fulfilling speaking engagements which have been approved by the Board, in writing and in advance;

(3)                 engaging in charitable and community activities;

(4)                 managing his personal business and investments; and

(5)                 any other activity approved of by the Board, in writing and in advance.

2.5       Representations and Warranties of the Executive with Respect to Conflicts, Past Employers and Corporate Opportunities. The Executive represents and warrants that:

(1)            his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity;

(2)            he has not brought to the Company, at any time prior to the Effective Date, and he will not bring to the Company at any time during the Employment Term, any materials or documents of a former employer, or any confidential information or property of any other person, firm or entity, unless he has express authorization to do so in order to perform his duties under this Agreement; and

(3)            he will not, without disclosure to and written approval of the Board, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, joint venturer, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that is engaged in a Competitive Business; provided, however, that ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held corporation shall not be deemed a violation of this Section 2.5.

2.6       Activities and Interests with Companies Doing Business with the Company. Executive shall promptly disclose to the Board, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, joint venturer, consultant or otherwise) in any business which, as is reasonably known to Executive, purchases or provides services or products to the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than two (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or other enterprise that is engaged in a Competitive Business, which securities are listed on a national securities exchange or traded in the over-the-counter, as long as such interest is solely a passive investment and the Executive does not participate in the business of such corporation in any manner.

2.7       Other Business Opportunities. Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (a) such business opportunities do not involve participating in a Competitive Business, or would otherwise be deemed to constitute a corporate opportunity for the Company; (b) the Executive’s activities with respect to such opportunities do not interfere with the performance of the Executive’s duties on behalf of the Company, as provided in this Agreement, and (c) the Executive’s participation in such opportunity has been fully disclosed in writing to the Board.

2.8       Reporting Location. For purposes of this Agreement, the Executive’s reporting location shall be the Company’s offices in Oxford, Connecticut. (the “Reporting Location”). If the Company wishes Executive to report to another location, Company shall reimburse Executive for any reasonable travel expenses if such location is more than 60 miles from Executive’s place of residence.

3.                  Compensation.

3.1       Base Salary. Executive shall receive, during the Initial Term, a base salary at the rate of Three Hundred Sixty Five Thousand Dollars ($365,000.00) per annum, payable according to the Company’s normal payroll policies and procedures (the “Base Salary”) and subject to all federal, state, and municipal withholding requirements. If the Employment Term is extended for any Renewal Term(s) after the Initial Term, the Base Salary payable to the Executive shall be as mutually agreed to by the Company and the Executive, in writing, but shall not be less than the Base Salary plus a minimum increase equal to the COLA.

3.2       Cash Bonus. In the event that the Employment Term is extended for any Renewal Term(s), the Executive shall be eligible for the payment of a cash bonus, for the immediately preceding Fiscal Year, in such amount and on such terms as determined by the Board in its sole discretion. Within two weeks of the execution of this Agreement, the Board shall meet to determine the cash bonus due the Executive for the year ended December 31, 2020.

3.3       Equity-Based Compensation. On the Effective Date, the Company shall grant to the Executive 400,000 shares of the Company’s Common Stock under the Company’s 2013 or 2017 Stock Incentive Plan (the “Plan”). This award shall be granted pursuant to a Restricted Stock Award Agreement, under the Plan, in the form annexed hereto as Exhibit A.

3.4       Benefit Plans. The Company shall provide the Executive with employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time. At a minimum, the Company shall pay 100% of the premiums for health insurance for Executive and his spouse, Short and Long Term Disability Insurance, and Term Life Insurance in the amount of $1,000,000, in addition to other customary Company benefits. Nothing herein shall obligate the Company to offer any such plans or programs, however, if the Company elects not to offer insurance programs, they will reimburse Executive for the cost of sourcing plans of comparable value to the benefits Executive is to receive under this Section 3.4.

3.5       Vacation and Holidays.

(1)            The Executive shall be entitled to take four (4) weeks of vacation, with pay, per year, which vacation level shall be reviewed by the Compensation Committee from time to time. No more than 1 times (1.0x) Executive’s authorized annual vacation allocation may be accrued, at any given time. In the event that Executive has reached his maximum authorized vacation allocation, accrual will not re-commence until Executive uses some of his paid vacation credit and thereby brings the balance below his maximum. Accrued paid vacation credit forfeited because of an excess balance cannot be retroactively reapplied. Pay will only be provided for any unused, accrued paid vacation credit at the time of Executive’s separation from the Company.

(2)            The Executive shall be entitled to such paid holidays as are generally available to all employees of the Company.

3.6       Reimbursement. The Company shall reimburse business expenses of Executive directly related to Company business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside of the United States, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel outside the United States (unless such insurance is being provided by the Company), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved by the Board, in writing. Executive shall be governed by the travel and entertainment policy in effect at the Company to the extent it does not conflict with this Section 3.6.

3.7       Payroll Procedures and Policies. All payments required to be made by the Company to the Executive pursuant to this Section 3 shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies.

4.       Confidentially; Non-Competition; and Non-Solicitation.

4.1       Confidentiality. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (a) the Company maintains secret and confidential information, (b) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (c) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees that during the Employment Term and at all times thereafter, to hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or (y) that becomes available to Executive on a nonconfidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

4.2       Non-Competition. During the Employment Term and for a period of one (1) year thereafter, Executive shall not be engaged as a director, officer, employee, consultant, or in any other way be associated, whether through ownership or in any other capacity with any corporation, company, partnership or other enterprise or venture which is engaged in a Competitive Business anywhere in North America; provided, however, that Executive may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that engages in a Competitive Business, which securities are listed on a national securities exchange or traded in the over-the-counter market, as long as such interest is solely a passive investment and the Executive does not participate in the business of such company in any manner. This Section 4.2 shall become void and unenforceable if Executive is terminated without cause, Executive’s employment is not renewed without cause or if Executive is terminated, expressly or constructively, resulting from or arising out of the Company’s unwillingness or inability to meet its obligations under this Agreement.

4.3       Non-Solicitation. Executive also agrees that he will not, directly or indirectly, during the Employment Term and for a period of two (2) years thereafter, in any manner, (a) cause, induce, solicit, request, advise or encourage any actual or prospective customer, distributor, agent, consultant, licensor, supplier or vendor of the Company’s business or any other business which has a material business relationship with the Company’s business to terminate, modify or otherwise curtail or impair any such actual or prospective relationship, (b) cause, induce, solicit, request, advise, recruit or encourage any employees of the Company to leave the employment or engagement of the Company, (c) hire, employ or otherwise engage any such employee of the Company who has left the employment or engagement of the Company within ninety (90) days of such departure or (d) otherwise knowingly interfere with, influence or alter any relationship of the Company with any customer, distributor, agent, consultant, licensor, supplier or vendor of the Company’s business or with any employee of the Company; provided, however, that the foregoing clause (b) and clause (c) shall not prohibit any general solicitation not specifically directed to any employees of the Company or hiring of an employee of the Company in response to such permitted general solicitation.

4.4       Definition of Company. For the purposes of this Section 4, “Company” shall mean the Company its affiliates.

5.       Termination of Employment. Executive's employment and the Employment Term shall terminate on the first, if any, of the following to occur (the “Termination Date”).

5.1       Termination due to Disability. Upon ten (10) Business Days' prior written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive's duties to the Company or any affiliate of the Company, as reasonably determined by the Board. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any affiliate of the Company if (i) Executive is incapable of so doing for (A) a continuous period of one hundred eighty days and remains so incapable at the end of such one hundred eighty day period or (B) periods amounting in the aggregate to one hundred eighty (180) days within any one period of two hundred ten (210) days and remains so incapable at the end of such aggregate period of two hundred ten (210) days, (ii) Executive qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of the Company or affiliates of the Company and in which program Executive participates or (iii) Executive qualifies as totally disabled under United States Social Security Administration regulations. Nothing in this Section 5.1 shall be construed to waive the Executive’s rights, if any, under law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

5.2       Termination due to Death. Automatically upon the date of death of Executive.

5.3       Termination by the Company for Cause. Immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall mean (i) Executive's willful or intentional failure to perform Executive's duties to the Company including, without limitation, the duties set forth in Schedule 1 annexed hereto, or to follow the lawful directives of the Board (other than as a result of death or Disability) which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying such failure; (ii) conviction of, or pleading of guilty to, a felony; (iii) Executive’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its affiliates, which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying such failure; (iv) Executive's performance of any act of theft, embezzlement, fraud, malfeasance or misappropriation of the Company’s or any of its affiliates’ property; or (v) materially and intentionally breach of this Agreement or any other agreement with the Company or any of its affiliates, or a violation of the Company’s or Company’s code of conduct or other written policy, which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying the nature of such failure.

5.4       Termination by the Company without Cause. Upon at least sixty (60) days prior written notice by the Company to Executive of the termination of Executive’s employment without Cause (other than for death or Disability).

5.5 Termination by Executive. Upon at least sixty (60) days’ prior written notice by Executive to the Company of Executive's voluntary termination of employment for any reason, other than Good Reason, which the Company may, in its sole discretion, make effective earlier than any such date notified by the Executive, or upon at least thirty (30) days’ prior written notice by Executive to the Company for Good Reason, provided that the reason for such termination for Good Reason is not cured by the Company, during such applicable notice period. “Good Reason” shall mean any of the following: (i) any material breach by the Company of this Agreement; (ii) any material adverse change in Executive’s title, duties, responsibilities, or reporting obligations; (iii) any reduction in the Executive’s annual rate of Base Salary, unless the Board has determined, in its sole and reasonable discretion, that the Company’s financial situation requires the reduction of base salaries payable to all of the Company’s executive officers and the percentage reduction of the Executive’s Base Salary is not greater than the reduction to any other executive officer’s Base Salary; (iv) a requirement by the Company that Executive perform any act that is unlawful or dishonest; or (v) a requirement by the Company that the Executive’s Reporting Location be more than 60 miles from the Reporting Location identified in Section 2.8.

5.6 Expiration of Employment Term; Non-Extension of Agreement. Automatically upon the expiration of the Initial Term or any then current Renewal Term due to a non-extension of the Agreement by the Company or Executive pursuant to the provisions of Section 2.2.

5.7 Effects of Termination.

(a)       Termination due to Death or Disability. In the event that Executive’s employment and the Employment Term ends on account of either Executive’s death or Disability, Executive or Executive’s legal representative, as applicable, shall be entitled to the following (with the amounts due to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law):

(i)       any unpaid Base Salary through the Termination Date;

(ii)     reimbursement for any unreimbursed business expenses incurred through the Termination Date;

(iii)    any accrued but unused vacation time in accordance with Company policy; and

(iv)   all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (clauses (i), (ii) and (iii) and this clause (iv) collectively, the “Accrued Benefits”).

(b)       Termination for Cause or by Executive without Good Reason. If Executive’s employment is terminated (i) by the Company for Cause or (ii) by Executive for any reason other than Good Reason, the Company shall pay to Executive the Accrued Benefits (with the amounts due to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law).

(c)       Termination without Cause or for Good Reason. If Executive’s employment is terminated by the Company, other than for Cause, or by Executive for Good Reason, the Company shall pay or provide Executive with the following:

(i)      the Accrued Benefits (with the amounts due to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law); and

(ii)   subject to Executive’s continued compliance with the obligations in Section 4, severance in an amount equal to the lesser of (A) twelve (12) months of the Executive’s then current Base Salary paid after the Termination Date in twelve (12) equal monthly payments on the Company’s regular payroll dates, and (B) the Executive’s then current Base Salary for the remainder of the Initial Term or the then current Renewal Term, as applicable, paid after the Termination Date on the Company’s regular payroll dates, in each case less any required withholdings or deductions; and

(iii) the Company shall continue Executive’s coverage under any health insurance plan insuring Executive and his spouse, or shall reimburse Executive for the cost of any comparable plan, for the lesser of (A) twelve (12) months after the Termination Date or (B) the remainder of the Initial Term or the then current Renewal Term, as applicable.

In the event that the Executive breaches any of his obligations under Section 4.2 or Section 4.3, during the period in which severance payments are being made to him, pursuant to the provisions of clause (ii) immediately preceding and/or health insurance coverage or reimbursement therefor is being provided, pursuant to clause (iii) immediately preceding, any further obligations of the Company under clauses (ii) and (iii) shall be immediately terminated.

In the event that the Company breaches any of its obligations to make the severance payments to the Executive, pursuant to the provisions of clause (ii) immediately preceding or to provide health insurance or reimbursement therefor, pursuant to the provisions of clause (iii) immediately preceding, any further obligations of the Executive under Sections 4.2 and 4.3 shall be immediately terminated.

(d)       Termination as a Result of Non-Extension of this Agreement by the Company. If Executive’s employment is terminated as a result of the Company’s sole election not to extend an Employment Term (whether the Initial Term or a Renewal Term) as provided in Section 2.2, the Company shall offer Executive another position within the Company at a mutually agreed-upon Base Salary of not less than 85% of Executive’s Base Salary, plus benefits under this Agreement or pay to Executive:

(i)                 the Accrued Benefits (with the amounts due to be paid within sixty (60) days following Termination Date, or such earlier date as may be required by applicable law); and

(ii)               subject to Executive’s continued compliance with the obligations in Section 4, severance in an amount equal to twelve (12) months of the Executive’s then current Base Salary paid after the Termination Date in twelve (12) equal monthly payments on the Company’s regular payroll dates; and

(iii)             the Company shall continue Executive’s coverage under any health insurance plan insuring Executive and his spouse, or shall reimburse Executive for the cost of any comparable plan, for twelve (12) months after the Termination Date.

(e)       Termination as a Result of Non-Extension of this Agreement by the Executive or the Mutual Agreement of the Executive and the Company. If Executive’s employment is terminated as a result of the Executive’s sole election or the mutual agreement of the Executive and the Company not to extend an Employment Term (whether the Initial Term or a Renewal Term) as provided in Section 2.2, the Company shall pay to Executive the Accrued Benefits (with the amounts due to be paid within sixty (60) days following Termination Date, or such earlier date as may be required by applicable law). Provided that the Executive continues to serve as the Chief Executive Officer of the Company, the Executive’s election not to extend the Employment Term because the Base Salary offered by the Company for the applicable Renewal Term is less than his then current Base Salary, any termination shall not be considered an election by the Executive not to extend the Employment Term, unless the base salaries of all other executive officers of the Company are also reduced, on a pro rata basis, and, in the event that the Base Salary offered to the Executive is reduced, without a pro rata reduction to the base salaries of all other executive officers, then any such termination will be considered the Company’s sole election not to extend the Employment Term, and shall be subject to the provisions of Section 5.7(d) hereof.

The payments and benefits set out in this Section are the Company’s sole obligation and are intended and deemed to satisfy all of the Company's obligations in connection with the termination of Executive’s employment in the event of a termination by the Company without Cause, whether statutory, contractual or at law.

5.8       Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall promptly resign or be automatically terminated, as applicable, from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

5.9       Exclusive Remedy. The amounts payable to Executive following termination of employment and the Employment Term hereunder shall be in full and complete satisfaction of Executive’s rights under this Agreement.

5.10       Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company.

6.       Indemnity. The Company shall defend, indemnify, and hold the Executive harmless for all past or future acts, omissions or decisions made by him in good faith while performing services for the Company, to the fullest extent permitted by applicable law, including either Delaware or Connecticut, but whichever jurisdiction provides Executive the broadest protections under this section. The Company’s obligations under this section shall extend to claims, allegations, threats, losses, liabilities, causes of action, lawsuits, proceedings, judgments, fines, penalties, damages, costs and expenses including attorneys’ fees and other legal expenses, made against Executive arising out of or related to any act or omission by or attributable to any employee of the Company or its affiliates, including but not limited to any individual that previously served as Chief Executive Officer or Chief Financial Officer of the Company or its affiliates. For purposes of the Company’s obligation to defend the Executive, the Company shall have the right to select counsel to defend Executive, subject to the Executive’s consent and approval. If Executive reasonably concludes, after consulting with independent counsel at his expense, that a conflict of interest exists with counsel the Company has selected, Executive may retain his own counsel at Company’s expense.

The Company may satisfy its indemnity obligations under this section by purchasing Directors and Officers insurance coverage that provides the defense and indemnity required by this section, including prior acts of prior directors or officers. If any carrier reserves its rights to decline coverage, even while providing a defense, or denies coverage as to any claim, Executive may exercise his right to retain counsel at Company or the insurance carrier’s expense.

Company shall not settle any claim against Executive without the Executive’s written consent, which shall not be unreasonably withheld. Any such settlement shall not include any admission of fault, wrongdoing, or liability by Executive.

Company shall, as part of its indemnity obligations, reimburse Executive for legal fees and expenses not to exceed, $18,000, incurred in connection with this Agreement and Executive’s response to claims and allegations made against the Company arising out of conduct Executive’s predecessor is alleged to have engaged in.

7.       Section 409A Compliance.

7.1       The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

7.2       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

7.3       To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

7.4       For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.5       Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

8.       Miscellaneous.

8.1       Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors and permitted assigns. This Agreement shall not be assignable by the Executive without the prior written consent of the Company. The Company shall require any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by instrument in a form reasonably satisfactory to Executive, this Agreement and any other agreements between Executive and the Company or any of its subsidiaries, in the same manner and to the same extent as the Company.

8.2       Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the State of Connecticut without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction. Executive and Company consent to the exclusive jurisdiction of Connecticut state and federal courts for any action arising out of or related to this Agreement or Executive’s employment.

8.3       Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

8.4       Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

8.5       Severability.

(a)       Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

(b)       If any of the covenants contained in this Agreement are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the Parties agrees that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

8.6       Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

8.7       Equitable Remedies. The Parties hereto agree that, in the event of a breach, threatened breach or failure to perform under this Agreement by either Party, the other Party, if not then in breach of this Agreement, including, without limitation, a breach by the Executive of the restrictive covenants set forth in Section 4 hereof, the non-breaching Party shall have the right and remedy, without the requirement to post a bond or other security, to enforce the obligations of breaching Party hereunder by a decree of specific performance issued by any court of competent jurisdiction and appropriate temporary or permanent injunctive relief may be applied for and granted in connection therewith, it being acknowledged and agreed that any such violation, breach or failure to perform, or threatened violation or breach, would cause irreparable injury to the non-breaching Party and that money damages would be difficult if not impossible to ascertain and will not provide adequate remedy to the non-breaching Party. The periods under Sections 4.2 and 4.3 shall each be extended by the number of days in which the Executive is in violation or breach of the provisions of such applicable section.

8.8       Attorney’s Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the Party against whom enforcement is sought its costs and expenses incurred in connection with such action (including reasonable fees, disbursements and expenses of attorneys and costs of investigation).

8.9       No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

8.10       Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

8.11       Amendment. This Agreement may be amended only by a writing signed by all of the Parties hereto.

8.12       Entire Agreement. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

8.13       Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto. Notwithstanding any other provision in this Agreement, the obligations under Sections 4, 5, 6, 7 and this Section 8 shall survive termination of this Agreement.

8.14       No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under the Company’s Certificate of Incorporation, as amended, and/or its Bylaws, as amended.

8.15       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand; (ii) one (1) Business Day after deposited with a nationally-recognized overnight courier (e.g. FedEx); (iii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed or (iv) if sent by email, upon receipt by the sender of confirmation of delivery:

(1)          if to Executive:

(2)         if to the Company:

with a copy to:

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have set their hands and seals hereunto on the date first above written.

NXT-ID, INC.

By:
Name: David Gust

Title: Chairman, Compensation Committee

VINCENT S. MICELI

[Signature Page to Nxt-ID - Vincent Miceli Employment Agreement]